EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Lexaria Bioscience Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Maximum Aggregate Offering Price Per Share (2)(3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee(2)(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, underlying warrants with an exercise price of $1.37 per share	457(c)	2,661,600	$ 0.51	$ 1,357,416.00	$ 0.0001381	$ 187.46	-	-	-	-
	Equity	Common Stock, par value $0.001 per share, underlying warrants with an exercise price of $1.875 per share	457(c)	93,156	$ 0.51	$ 47,509.56	$ 0.0001381	$ 6.56	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-

Carry Forward Securities								-
	Total Offering Amounts					$ 1,404,925.56		$ 194.03
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$ 194.03

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of common stock of the registrant that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the registrant's common stock, as applicable.

(2)

The registration fee was calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on average of the high and low prices of the common stock of the registrant as reported on the Nasdaq Capital Market, on December 26, 2025, which was within five business days prior to the filing of this registration statement.

(3)	Rounded up to the nearest cent.